Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Second Quarter 2018
Net Income of $7.6 Million

LOWELL, Mass., July 19, 2018 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company") (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended June 30, 2018 of $7.6 million, an increase of $2.0 million, or 35%, compared to the same three-month period in 2017. Diluted earnings per share were $0.64 for the three months ended June 30, 2018, as compared to $0.48 for the same three-month period in 2017, an increase of 33%. Net income for the six months ended June 30, 2018 amounted to $14.4 million, an increase of $3.2 million, or 29%, compared to the same six-month period in 2017. Diluted earnings per share were $1.23 for the six months ended June 30, 2018, as compared to $0.96 for the same six-month period in 2017, an increase of 28%.

As previously announced on July 17, 2018, the Company declared a quarterly dividend of $0.145 per share to be paid on September 4, 2018 to shareholders of record as of August 13, 2018. The 2018 dividend rate represents a 7.4% increase over the 2017 dividend rate.

Chief Executive Officer Jack Clancy commented, "The increase in our 2018 second quarter earnings as compared to 2017 is largely attributable to our growth over the last twelve months and the positive impact of lower federal income tax rates in 2018 from the 2017 Tax Cuts and Jobs Act (the "2017 Tax Act"). Total assets, loans, and customer deposits have increased 10%, 9%, and 9%, respectively, as compared to June 30, 2017. The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building and a customer-focused mindset, and ongoing enhancements to our leading-edge product and service offerings continue to drive this growth."

Mr. Clancy added, "Strategically, our focus remains on organic growth and continually planning for and investing in our future, as we continue to actively look for new branch locations. We are excited that the relocation of our Leominster, MA branch was completed in the second quarter. This branch, along with our new Windham, NH branch and our recently relocated branch in Salem, NH, are in prime locations and will provide improved, state-of-the-art experiences in these communities to better serve our customers."

Founder and Chairman of the Board George Duncan commented, "This past quarter represents our 115th consecutive profitable quarter and while we are quite proud of this financial accomplishment - we are prouder still that it was achieved while holding true to our founding core values of excellence, integrity, teamwork, professionalism and community. Unwavering adherence to these values, by each and every one of our team members, has allowed Enterprise Bank to grow and prosper through various economic cycles. As we continue to mark our 30th year in business, our pledge to hold these core values dear is as strong as ever."

Results of Operations

Net interest income for the three months ended June 30, 2018 amounted to $27.2 million, an increase of $3.7 million, or 16%, compared to the same period in 2017. Net interest income for the six months ended June 30, 2018 amounted to $53.2 million, an increase of $6.9 million, or 15%, compared to the six months ended June 30, 2017. The increase in net interest income was due largely to loan growth. Average loan balances (including loans held for sale) increased $196.4 million for the three months ended June 30, 2018, and $211.3 million for the six months ended June 30, 2018, compared to the same 2017 respective period averages. Additionally, net interest margin ("margin") was 4.03% for the three months ended June 30, 2018 compared to 3.90% for the three months ended June 30, 2017. Margin was 3.99% for the six months ended June 30, 2018, compared to 3.90% for the six months ended June 30, 2017.

For the three months ended June 30, 2018, the provision to the allowance for loan losses amounted to $300 thousand, compared to $280 thousand during the three months ended June 30, 2017. For the six months ended June 30, 2018 and June 30, 2017, the provision to the allowance for loan losses amounted to $1.9 million and $405 thousand, respectively.

The primary factor in the increase in the year-to-date provision for loan losses compared to the prior year was a $1.6 million increase in the balance of the allowance for loan losses allocated to impaired and classified loans for the six months ended June 30, 2018, compared to a decrease of $745 thousand during the six months ended June 30, 2017. This increase in 2018 was primarily due to credit deterioration of impaired and classified commercial relationships for which management determined that the additional provisions were necessary based on a review of underlying collateral values, individual business circumstances, and credit metrics.
Also affecting the provision compared to the prior year was:

•	Net charge-offs of $18 thousand for the six months ended June 30, 2018, compared to net recoveries of $211 thousand for the six months ended June 30, 2017.

•	Total non-performing loans as a percentage of total loans amounted to 0.48% at June 30, 2018, compared to 0.63% at June 30, 2017.

•	The ratio of adversely classified loans (substandard, doubtful, loss) to total loans amounted to 1.54% at June 30, 2018, compared to 1.48% at June 30, 2017.

•	Loan growth for the six months ended June 30, 2018 was $28.7 million, compared to $91.7 million during the six months ended June 30, 2017.

The allowance for loan losses to total loans ratio was 1.51% at June 30, 2018, 1.45% at December 31, 2017 and 1.51% at June 30, 2017.
Non-interest income for the three months ended June 30, 2018 amounted to $3.7 million, a decrease of $206 thousand, or 5%, compared to the same quarter in the prior year. Non-interest income for the six months ended June 30, 2018 amounted to $7.5 million, a decrease of $549 thousand, or 7%, compared to the six months ended June 30, 2017. The decreases compared to the prior year periods were due primarily to decreases in net gains on sales of investment securities, partially offset by increases in investment advisory fees.
Non-interest expense for the quarter ended June 30, 2018 amounted to $20.8 million, an increase of $2.1 million, or 11%, compared to the same quarter in the prior year. For the six months ended June 30, 2018, non-interest expense amounted to $40.3 million, an increase of $2.1 million, or 5%, compared to the six months ended June 30, 2017. Increases in expenses over the same periods in the prior year primarily related the Company's strategic growth and market initiatives, particularly salaries and benefits expense, occupancy and equipment expenses, other professional costs, and advertising and public relations, which included the Company's Celebration of Excellence, a community recognition event, in the second quarter of 2018.

The provision for income taxes for the quarter ended June 30, 2018 amounted to $2.3 million, a decrease of $576 thousand, or 20%, compared to the same quarter in the prior year. The provision for income taxes amounted to $4.2 million for the six months ended June 30, 2018, a decrease of $506 thousand, or 11%, compared to the six months ended June 30, 2017. Decreases in the income tax provision were primarily due to the positive impact of the 2017 Tax Act, partially offset by lower tax benefits from equity compensation deductions in the current year ($235 thousand for the six months ended June 30, 2018, compared to $788 thousand for the six months ended June 30, 2017) and higher taxable income levels.

Key Financial Highlights

▪
Total assets amounted to $2.93 billion at June 30, 2018, compared to $2.82 billion at December 31, 2017, an increase of $116.4 million, or 4%. Since March 31, 2018, total assets have increased $99.0 million, or 3%.

▪
Total loans amounted to $2.30 billion at June 30, 2018, compared to $2.27 billion at December 31, 2017, an increase of $28.7 million, or 1%. Since March 31, 2018, total loans have increased $8.4 million, or 0.4%.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.48 billion at June 30, 2018, compared to $2.29 billion at December 31, 2017, an increase of $187.7 million, or 8%. Since March 31, 2018, customer deposits have increased $95.7 million, or 4%.

▪
Investment assets under management amounted to $848.2 million at June 30, 2018, compared to $845.0 million at December 31, 2017, an increase of $3.2 million, or 0.4%. Since March 31, 2018, investment assets under management have increased $1.3 million, or 0.2%.

▪
Total assets under management amounted to $3.87 billion at June 30, 2018, compared to $3.75 billion at December 31, 2017, an increase of $123.0 million, or 3%. Since March 31, 2018, total assets under management have increased $104.0 million, or 3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic banking options, and insurance services. The Company also provides a range of investment advisory, wealth management and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company’s headquarters and the Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, Salem and Windham.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, the receipt of required regulatory approvals, and changes in tax laws including, among other risks, potential future tax rate changes, and the risk that costs associated with the 2017 Tax Act and changes to the deferred tax assets and liabilities may be greater than expected. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	June 30, 2018	December 31, 2017	June 30, 2017
Assets
Cash and cash equivalents:
Cash and due from banks	$41,172	$40,310	$51,714
Interest-earning deposits	97,161	14,496	24,049
Total cash and cash equivalents	138,333	54,806	75,763
Investment securities at fair value	422,174	405,206	388,005
Federal Home Loan Bank stock	2,618	5,215	4,364
Loans held for sale	657	208	856
Loans, less allowance for loan losses of $34,797 at June 30, 2018, $32,915 at December 31, 2017, and $31,958 at June 30, 2017	2,263,798	2,236,989	2,082,442
Premises and equipment, net	37,999	37,022	35,162
Accrued interest receivable	10,955	10,614	9,157
Deferred income taxes, net	13,223	10,751	14,924
Bank-owned life insurance	29,804	29,466	29,118
Prepaid income taxes	1,350	1,301	1,784
Prepaid expenses and other assets	7,396	20,330	9,316
Goodwill	5,656	5,656	5,656
Total assets	$2,933,963	$2,817,564	$2,656,547
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Customer deposits	$2,481,554	$2,293,872	$2,266,322
Brokered deposits	178,800	147,490	87,460
Total deposits	2,660,354	2,441,362	2,353,782
Borrowed funds	501	89,000	44,255
Subordinated debt	14,853	14,847	14,841
Accrued expenses and other liabilities	19,901	40,067	15,794
Accrued interest payable	777	478	218
Total liabilities	2,696,386	2,585,754	2,428,890
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 40,000,000 shares authorized; 11,696,204 shares issued and outstanding at June 30, 2018, 11,609,853 shares issued and outstanding at December 31, 2017, and 11,582,344 shares issued and outstanding at June 30, 2017	117	116	116
Additional paid-in capital	90,019	88,205	86,628
Retained earnings	154,094	143,073	138,049
Accumulated other comprehensive (loss) income	(6,653)	416	2,864
Total stockholders’ equity	237,577	231,810	227,657
Total liabilities and stockholders’ equity	$2,933,963	$2,817,564	$2,656,547

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:
Loans and loans held for sale	$27,527	$23,281	$53,677	$45,652
Investment securities	2,606	1,964	5,093	3,884
Other interest-earning assets	187	93	321	166
Total interest and dividend income	30,320	25,338	59,091	49,702
Interest expense:
Deposits	2,837	1,380	5,073	2,608
Borrowed funds	34	192	326	253
Subordinated debt	231	231	459	459
Total interest expense	3,102	1,803	5,858	3,320
Net interest income	27,218	23,535	53,233	46,382
Provision for loan losses	300	280	1,900	405
Net interest income after provision for loan losses	26,918	23,255	51,333	45,977
Non-interest income:
Investment advisory fees	1,418	1,267	2,826	2,492
Deposit and interchange fees	1,567	1,522	3,056	2,862
Income on bank-owned life insurance, net	170	177	338	353
Net gains on sales of investment securities	—	229	1	769
Gains on sales of loans	48	138	132	271
Other income	530	606	1,171	1,326
Total non-interest income	3,733	3,939	7,524	8,073
Non-interest expense:
Salaries and employee benefits	13,267	11,792	25,375	24,484
Occupancy and equipment expenses	2,037	1,945	4,194	3,884
Technology and telecommunications expenses	1,639	1,606	3,192	3,188
Advertising and public relations expenses	1,112	797	1,832	1,416
Audit, legal and other professional fees	419	314	926	677
Deposit insurance premiums	346	376	846	759
Supplies and postage expenses	266	245	498	478
Other operating expenses	1,722	1,679	3,392	3,288
Total non-interest expense	20,808	18,754	40,255	38,174
Income before income taxes	9,843	8,440	18,602	15,876
Provision for income taxes	2,269	2,845	4,203	4,709
Net income	$7,574	$5,595	$14,399	$11,167

Basic earnings per share	$0.65	$0.48	$1.24	$0.97
Diluted earnings per share	$0.64	$0.48	$1.23	$0.96

Basic weighted average common shares outstanding	11,687,182	11,572,430	11,658,046	11,540,796
Diluted weighted average common shares outstanding	11,764,411	11,652,689	11,733,391	11,625,712

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the six months ended	At or for the year ended	At or for the six months ended
(Dollars in thousands, except per share data)	June 30, 2018	December 31, 2017	June 30, 2017

BALANCE SHEET AND OTHER DATA
Total assets	$2,933,963	$2,817,564	$2,656,547
Loans serviced for others	92,465	89,059	83,268
Investment assets under management	848,181	844,977	781,052
Total assets under management	$3,874,609	$3,751,600	$3,520,867

Book value per share	$20.31	$19.97	$19.66
Dividends paid per common share	$0.29	$0.54	$0.27
Total capital to risk weighted assets	11.66%	11.21%	11.76%
Tier 1 capital to risk weighted assets	9.80%	9.34%	9.80%
Tier 1 capital to average assets	8.35%	8.22%	8.40%
Common equity tier 1 capital to risk weighted assets	9.80%	9.34%	9.80%
Allowance for loan losses to total loans	1.51%	1.45%	1.51%
Non-performing assets	$11,076	$9,032	$13,276
Non-performing assets to total assets	0.38%	0.32%	0.50%

INCOME STATEMENT DATA (annualized)
Return on average total assets	1.02%	0.73%	0.87%
Return on average stockholders’ equity	12.51%	8.58%	10.22%
Net interest margin (tax equivalent)	3.99%	3.97%	3.90%